Exhibit 10.35
                            SOLE SALE CONTRACT

The undersigned:

WORK RECOVERY INC., a Delaware corporation ("WRI"), established at 2341 S. Friebus, Suite 14, Tucson, Arizona 85713, represented hereunder pursuant to its Bylaws by its Chief Executive Officer Dorcas Hardy who has been authorized to conclude this agreement pursuant to WRI's Bylaws and necessary actions of the Board of Directors: and

WORK RECOVERY EUROPA BV, a Dutch corporation ("WRE"), established at 139 Pastoriestraat, 5162 EK Eindhoven, the Netherlands, represented hereunder pursuant to its articles of association by its directors Rinus Persons and Koos Loose who have been authorized to conclude this contract pursuant to WRE's articles of association and necessary actions by its Board of Supervisory Directors.

considering:

Whereas, WRI manufactures and sells functional capacity evaluation testing equipment (collectively, the "ERGOS(r) System Hardware") and licenses proprietary software (the "ERGOS(r) System Software") which is used with the ERGOS(r) System Hardware ( together the "ERGOS(r) System") and owns the rights, title and interest in and to that certain product (including the U.S. trademark rights), more completely described in Exhibit A, attached hereto as part of this Agreement;

Whereas, WRE has developed a marketing and sales strategy for selling the ERGOS(r) System in Europe and has the financial means to exploit these activities; and

Whereas, the parties agree that WRE will act as WRI's exclusive distributor/ dealer of the ERGOS(r) System in Europe. WRE shall carry on such activities for its own account and risk.

NOW, THEREFORE, the parties hereby agree as follows effective as of July 18, 1997 (the "Effective Date"):

Article 1.  Exclusive Right to Sell an Sublicense; Territory; Term.

1.1	Exclusive Right to Sell.   WRI hereby grants WRE the exclusive right to sell
the ERGOS(r) products in the Territory (as defined below) from the Effective
Date until the expiration or termination of the term of this Agreement.

1.2	Exclusive License Rights.

	a. Subject to the definitions, terms and conditions set forth in this Agreement, WRI hereby grants to WRE:

		(i) a nontransferable, exclusive (within the Territory), terminable license to sublicense and distribute the most recent version of the ERGOS(r) System
Software then available (including Maintenance Releases and Upgrades of the
ERGOS(r) System Software) within the Territory in conjunction with the sales and service of the most recent version of the ERGOS(r) System Hardware then available, and

		(ii) a nontransferable, terminable license to copy the ERGOS(r) System
Software (including Maintenance Release and Upgrades of the ERGOS(r) System
Software) onto ERGOS(r) System Hardware only to the extent necessary to distribute same as permitted by Section 1.2(i) above.

WRI shall deliver only the most recent version of the machine executable copy of the object code of the ERGOS(r) System Software on all ERGOS(r) System Hardware units sold by WRI to WRE under this Agreement. Promptly after execution of this Agreement WRI shall deliver the most recent version of the Documentation to WRE. License hereby accepts the grant of the license set forth in this Section 1.2 and the delivery of the Documentation.

1.4	Right to Appoint Sub-Dealers; WRI Right to Terminate.   WRI hereby grants
WRE the right to appoint one or more commercial agents and/or sub-dealers to act in the Territory and empower such commercial agents/sub-dealers to act on WRE's behalf in performing its obligations hereunder; provided that in each agreement appointing a person or entity a commercial agent/subdealer, WRE shall provide WRI with the right to cancel such commercial agent/sub-dealer agreement upon two (2) months notice if it appears to WRI that such commercial agent or sub-dealer fails to meet its obligations towards WRI or the ERGOS(r) products.

1.5	License Fees.  All license fees for the rights granted in Section 1.2 are included in the price of the ERGOS(r) System, more completely described hereinafter under clause 4.1.

1.6	Trademark Applications.  WRI shall, with WRE's cooperation and assistance, file all necessary trademark applications during the term hereof. All filings shall be for WRI's benefit.

1.7	No Grant of Rights to Third Parties.  Except as specified herein, WRI shall not:

	a. grant third parties a license for the use of the trademark "ERGOS(r) " in connection with the sale, distribution, sublicense or other use of the ERGOS(r) System in the Territory during the term of the Agreement;

	b.  assign or transfer its rights to the present trade mark to a third party;
provided that WRI may sell, assign or transfer such rights in connection with the sale of all or substantially all of its assets or the sale of the rights to the ERGOS(r) System;

	c.  grant comparable rights to sell or license the ERGOS(r) System to third parties in the Territory during the course of this Agreement; nor

	d.  import, manufacture, use or distribute the "ERGOS(r) " System Software in the Territory.

Notwithstanding the foregoing, WRI may prepare to undertake such acts as are prohibited under this clause 1.7 if WRI intends to exercise its buyout rights under clause 1.10 but may not actually consummate such acts until it pays the required amounts under clause 1.10.

1.8	Restrictions on WRE's Rights.  Except as specifically set forth herein,
WRE shall not:

  	a.  license, sell, transfer, assign, lease or otherwise provide the ERGOS(r)
System or any component or derivative thereof outside of the Territory;

	b.  use, manufacture, modify, reverse engineer, decompile or disassemble the
ERGOS(r) System or any component or derivative thereof (including without limitation the ERGOS(r) System Software);

	c.  make, or assist others to make, any "derivative works" (as such term is defined in the 1976 Copyright Act of the United States) of the ERGOS(r)
System or any component thereof, or any copies of the ERGOS(r) System
Software except for one (1) copy for backup and archival purposes at the
WRE's principal place of business (or such other site in the Territory to which WRE may relocate its chief executive offices).  Such copy shall include all copyright and proprietary rights notices reasonably requested by
WRI; nor

	d. import, manufacture, use, distribute, license or develop any system or product which competes with the ERGOS(r) System or any component thereof.

1.9	Term and Termination.

	a.	The term of this Agreement shall commence on the date hereof and terminate ten (10) years from the date hereof unless terminated earlier pursuant to the terms of this Agreement.

	b.	This Agreement may be terminated as follows:

		(i)	WRE's Right to Terminate.  WRE may terminate this Agreement upon five
(5) days written notice to WRI if:

		(1)  The "ERGOS(r)" trademark is declared void or annulled for the products then marketed as the "ERGOS(r) System by a court of competent jurisdiction;

		(2)  WRI declares, or is forced by its creditors into, bankruptcy under
Chapter 7 of the United States Code; or

		(3)  WRI materially breaches any of its representations, warranties, covenants or agreements hereunder and fails to cure such breach within thirty (30) days after receipt of a request to cure such breach from WRE.

		(ii)	WRI's Right to Terminate.  WRI may terminate this Agreement upon five
(5) days written notice to WRE if:

		(1) In the event of bankruptcy of WRE or in case of an official moratorium, liquidation, composition with creditors of WRE;

		(2)  WRE materially breaches any of its representations, warranties, covenants or agreements hereunder and fails to cure such breach within thirty (30) days after receipt of a request to cure such breach from WRI; or

		(3)  WRI exercises its buyout rights under clause  1.10.

		(iii)   Either party may terminate this Agreement upon the third (3rd)
anniversary of this contract in the event that WRE fails to purchase ten (10)
ERGOS(r) Systems in the first three (3) years of this Agreement, and upon the sixth anniversary of this Agreement in the event that WRE fails to purchase twenty (20) ERGOS(r) Systems by such date, provided that prior to such termination either party shall provide to the other party at least sixty (60)
days' written notice of such termination.  If the Agreement is canceled pursuant to this clause 1.9(b)(iii) then no termination payments under clause 1.10 will be due.

The parties obligations upon termination are set forth in article 14 of this Agreement.

1.10  	Buyout Rights.

	a.  At any time prior to the third (3rd) anniversary of this Agreement, WRI may, in its sole discretion, terminate the Agreement for the entire Territory
(and only the entire Territory) by providing WRE written notice of termination and paying WRE the amount indicated below.

		Date of Termination Notice 			Termination Payment

		Effective Date - July 31, 1998		   US$375,000
		August 1, 1998 - July 31, 1999		   US$625,000
		August 1, 1999 - July 31, 2000		   US$875,000

Subject to the right to terminate set forth in clause 1.9, if WRI does not exercise its buyout rights by the third anniversary, WRE shall remain WRI's exclusive dealer/licensor until the expiration of this Agreement.

	b. Notwithstanding the buyout rights in clause 1.10(a), WRI agrees to include WRE in the process of discussions with any third party that WRI may consider to act as its licensor in Europe to determine whether there is a mutually agreeable role for WRE in any new venture. WRE would be bought out under clause 1.10 if it was not included in any new venture that arose with a third party during the first three years of this Agreement.

1.11	Registration.  Promptly following the Effective Date, WRE shall register the license granted hereunder under its own name to the extent necessary to preserve its rights under this Agreement under the national law of the counties of the Territory. WRE shall promptly notify WRI of all such registrations. If any governmental agency (each an "Agency") raises issues regarding this Agreement or any action to be taken in connection herewith, WRE will use its best efforts to satisfy such Agency's concerns without any change to this Agreement. If such Agency makes recommendations to modify or delete any provision of this Agreement, WRI will work with WRE reasonably and in good faith to attempt to achieve a mutually acceptable resolution that does not materially compromise either party's rights hereunder.

1.12	License Extending to New Products and Upgrades.  The rights granted to
WRE under this Agreement include the most recent version of the ERGOS(r) System and any directly related products of WRI, including but not limited to New Releases produced by WRI and/or made available by WRI based on modification of the ERGOS(r) System required for use in the Territory, upgrades and maintenance releases, the same in the widest sense of the word, including all parts of this (these) product(s), also when coming from subsidiaries or ancillary industries of WRI. WRE acknowledges that any ERGOS(r) System Software upgrade implemented hereunder shall replace the prior release of the ERGOS(r) System Software then being used by WRE and/or its sublicensees, as applicable, and all rights (i) to operate the ERGOS(r) System Hardware with such prior release and (ii) to distribute, promote and enter into new sublicense arrangements with respect to such prior version shall immediately cease. WRI acknowledges that neither Licensee nor any sublicensee is obligated to implement any ERGOS(r) System Software Upgrade.

1.13	Territory.  The territory shall include the following regions/countries in Europe:  Benelux, Austria, Switzerland, Scandinavia, Germany, France,
United Kingdom (including England and Ireland), Italy, Spain and Portugal, (hereinafter referred to as the "Territory"). The exclusive rights of WRE under this Agreement extends to all buyers whose primary business is established within the Territory, but not to buyers who only maintain branches in the Territory and whose primary business is established outside the Territory.

1.14	Assignability.  This Agreement is personal in nature to WRI and WRE and is not assignable without the mutual agreement of the parties. Any attempt to assign, transfer or subcontract in whole or in part any right, duty or obligation from this Agreement by one party will give the other party the right to terminate the Agreement pursuant to clause 1.8. Notwithstanding the foregoing, WRI may assign this Agreement in connection with the sale of all or substantially all of its assets or stock.

1.15	Source Code Escrow Agreement.  The parties shall enter into and implement a Source Code Escrow Agreement in the form attached hereto as Exhibit B which contains terms relating to WRE's right to access the Source Code for the ERGOS(r) System and the schematics to the ERGOS(r) System Hardware, if and only if, WRI enters bankruptcy under Chapter 7 of the US Bankruptcy Code.


1.16 	Localization.  WRE is responsible for the content of the translation of the ERGOS(r) System audio features in order to serve the different European countries. WRI is responsible for the hard and software related facilities as language sensitive components.

Both parties are jointly responsible for the most economic way of performing this transition process.

Article 2.  Orders.

2.1	Ordering.  WRE shall send its orders to WRI on or before the fifteenth
(15th) of every month. All orders shall be on forms supplied by WRI.. WRE should state in such forms the requested time of delivery, quality and any other features which are readily available from WRI and whether or not the ERGOS(r) System ordered is for a particular sub-dealer or enduser.

2.2	Order Execution. WRI shall use its reasonable efforts to execute WRE's purchase orders; provided that if the orders are relative to products belonging to the normal assortment of WRI, WRI shall accept and execute such orders in the ordinary course of business; and provided further that WRI shall not be bound to the times of delivery stated by WRE, insofar as they differ from the times of delivery stated by WRI to the dealers at regular times by means of circular letters. Unless agreed otherwise, WRI shall deliver ERGOS(r) System Hardware units to a common carrier at WRI's warehouse in Tucson, Arizona six (6) weeks after WRI receives the relevant order. WRI shall be empowered to suspend the execution of the orders on the ground of delay in manufacture or forwarding or on the ground of any other circumstances hampering the delivery temporarily, without being obliged to pay any indemnification in consequence thereof.

Article 3.  Individual Purchase and Sale Agreement.

	WRI and WRE will enter into a Purchase and Sale Agreement for each ordered ERGOS(r) System, in which, in addition to this Agreement, the following issues are to be covered: (i) Source Code services; (ii) maintenance releases; (iii) manuals, training materials, guides; and (iv) liabilities.
Unless the parties agree otherwise, the Purchase and Sale Agreement shall be in the form of WRI's Standard Terms of Sale. WRE will use the terms in the individual Purchase and Sale Agreement as the terms of its standard Terms of Sale.

Article 4.  Wholesale prices and delivery.

4.1	Price.

	a. WRE will buy and WRI will sell the most recent version of the ERGOS(r) System as described in the foregoing at a purchase price equal to (i) the manufacturing price plus bonus (and extra bonus, as applicable),each as described in Exhibit C, attached hereto and deemed to form an integral part of this Agreement plus (ii) all shipping, taxes and insurance (unless paid directly by WRE to the appropriate party or authority). WRE will buy and WRI will sell and make available all products directly related to the ERGOS(r) System at a purchase price equal to the manufacturing cost plus a bonus as determined by the parties. WRI will also provide, at no additional cost to WRE, all promotional literature used by WRI and relating to ERGOS(r) System; provided that WRI shall only be obligated to provide English language versions of such literature.

	b.  For software upgrades provided to the end users at no charge within the first year following such end user's purchase of the ERGOS(r) System, WRE shall pay WRI fifty percent (50%) of the cost of such upgrade.  WRE shall pay WRI one hundred percent (100%) of the cost of all other software upgrades.

4.2 	Delivery; Passage of Title.

	a.  WRI shall deliver ERGOS Systems and components (collectively, "Products")
to WRE F.O.B. WRI's warehouse in Tucson, Arizona. Any delivery date quoted or otherwise given is only an estimate and WRI shall not be liable for any delivery later than the estimated day of delivery; provided that WRI must ship the products ordered within six (6) weeks of the date of WRE's purchase order.
Unless WRE notifies WRI in writing that it will arrange for such matters,
WRI shall (i) arrange for shipment of Products and insurance (for the full replacement value) of Products during shipment, and (ii) prepay and bill Buyer for such insurance and shipment of Products. All insurance obtained shall name
WRI and Buyer as named insureds, each in their respective interests.
Notwithstanding to the contrary in the foregoing,  Buyer shall be solely responsible for all shipping, insurance and taxes.

	b.  If WRE arranges shipping or so long as WRI arranges for shipment of the
Products by a reputable international shipping firm and obtains insurance for the products during transit, delivery of Products to such common carrier shall be deemed a satisfactory delivery to Buyer and title and risk of loss and damage shall pass to Buyer upon delivery to the carrier or to Buyer, whichever occurs first.

4.3	Payment.  WRE shall pay for Products purchased hereunder as follows:  50% of the price of Products [(including applicable bonuses)] shall be paid at ordering and 50% of the price shall be paid upon the acceptance date (the "Acceptance
Date"), which shall be within three (3) days after the products are delivered to WRE's office in Eindhoven.

4.4	Distribution of Scarce Products.  When introducing new Products (including upgrades) or in the event of a temporary shortage of existing Products, WRI shall use reasonable efforts to distribute such scarce Products reasonably and fairly to licensors.

Article 5.  WRE's Pricing.

5.1	Sales Price.  WRE is entitled to offer and sell the ERGOS(r) System and related Products for prices determined by WRE in its sole discretion and is not bound to WRI's list prices.

5.2	Royalty and License Fees to Third Parties.  WRE may determine the royalties/license fees payable by the sub-dealers and/or buyers, if any, in its reasonable discretion, provided that WRE is bound to exercise its rights in this respect with due diligence.


Article 6.  Sales promotion.

6.1	Regular Promotion.  WRE will regularly conduct advertising campaigns by the effective means of its choice. Subject to clause 6.2, the extent to which and the way in which such advertising campaigns shall be conducted and continued shall be at WRE' reasonable discretion.

6.2	Promotional Materials.  WRE shall prepare, fabricate and use such promotional materials as are appropriate to promote, market, sell and sublicense (as applicable) the ERGOS(r) System in the Territory provided that such materials (i) are materially consistent with the promotional materials used by WRI, (ii) comply with all applicable laws and regulations, and (iii) will not injure, impair or diminish the value of WRI or the ERGOS(r) tradename, trade mark or reputation. WRE shall provide WRI copies of all such promotional materials. WRI may request changes provided that WRE may elect not to make such revisions in its reasonable discretion. To assist WRE in its promotional efforts, WRI shall provide WRE copies of WRI's English language promotional materials free of cost.

6.3	Limit on Authority.  WRE has no authority to make and shall not make any statements or representations concerning ERGOS(r) System that exceed or are inconsistent with the specifications provided by WRI. In business dealings with other dealers of WRI and when selling the products of WRI to the public, WRE shall refrain from any such practices as are detrimental to the reputation and the good-will of WRI.

Article 7. Maintenance and repairs.

7.1	Maintenance.  During the term of this Agreement, WRE shall perform the maintenance and service activities on every ERGOS(r) System in the Territory during the term hereof. WRE may charge such rates at is deems appropriate in connection with performing such services.

7.2	Availability of WRI.  WRI shall provide technical service and maintenance and warranty support telephonically (including through modem transmissions) and shall make technical services representatives available to WRE telephonically at mutually agreeable times. Such services shall be rendered free of charge, unless otherwise agreed to by the parties or the contrary should emanate from the nature of the service rendered.

Article 8. Warranty.

8.1	Product Warranties; WRI's and WRE's Obligations.

a. Defects. WRI hereby warrants that each properly installed, unmodified ERGOS(r) System in the Territory shall be free of defects attributable to WRI which adversely affect ERGOS(r) System performance (the "Warranty") for a period of thirteen (13) months from the date of shipment from WRI's Tucson, Arizona warehouse. If WRI replaces an entire ERGOS(r) System pursuant to
Section 8.1(a), the Warranty period shall run for one (1) year from the Acceptance Date of the replacement system. WRI does not warrant that the operation of any ERGOS(r) System or component thereof will be uninterrupted or that any ERGOS(r) System will be error free.

b. Notification and Demonstration of Non-Conformance. To make a warranty claim, WRE must notify WRI in writing within thirty (30) days after discovering or being informed of the alleged defect. WRE acknowledges and agrees that no warranty claim may be made with respect to any given ERGOS(r) System more than thirteen (13) months after the shipment date from WRI's warehouse. In addition to the claim requirements set forth above, for WRI to honor a warranty claim, WRE or a sublicensee must demonstrate the alleged defect or nonconformance to WRI's reasonable satisfaction.

	c.  Providing Warranty Service.   WRE shall provide all Warranty service
(with WRI's support pursuant to clause 7.2) that is required during the term hereof; provided that WRI shall reimburse WRE for WRE's actual cost of providing such service (including the actual cost of any necessary replacement parts).

8.2 Extended Warranty Agreements. WRI and WRE may enter into a separate extended maintenance and warranty agreement. WRI agrees, that if such an agreement is entered into, the services to be rendered under such maintenance/ extended warranty agreement shall not exceed the lowest rate charged to any third party for similar contracts.

Article 9.  Product Changes.

WRE shall have no right to independently change or modify any ERGOS(r) System model; provided WRE may require WRI to modify the ERGOS(r) System to the extent required to make such products comply with governmental standards within the Territory.

WRI shall bear the cost of such modifications if such costs are equal to two percent (2%) or less of the manufacturing cost (agreed to be US$50,000) and WRE shall bear the modification costs if such modification costs exceed two percent (2%) of the manufacturing cost.

Article 10.  Carrying on business.

10.1 WRE Representations. WRE represents and warrants that it will (i) properly install all ERGOS(r) Systems in the Territory, (ii) properly train representatives of all ERGOS(r) System purchasers (and other users) (iii) perform all service and maintenance obligations to third parties that it has and will subsequently acquire, and (iv) supervise all commercial agents and sub-dealers and use its best efforts to ensure that such parties comply with all terms of their agreements with WRE and to perform all obligations they have to WRE and/or WRI. WRE shall further use its best efforts to ensure that (i) no party other than WRE installs, services or performs maintenance on any ERGOS(r) System in the Territory, (ii) all ERGOS(r) Systems and the environment in which they are operated are properly maintained, (iii) all evaluations performed on the ERGOS(r) Systems installed in the Territory are conducted by evaluators certified by WRE in accordance with WRI's standards for such certification, and (iv) the ERGOS(r) System Software is not combined with any other software.

10.2	Independent Risk.  Except as specifically set forth herein, WRE shall carry on business fully at its own risk. Any operating costs and/or expenses shall be payable by WRE without an obligation for WRI to reimburse the same; any operating profits shall be in its favor.

10.3	Safeguarding Interests.  Each party shall safeguard the goodwill and reputation of the other party with appropriate diligence and in good faith.

10.4	No Authority.  Neither party shall be a representative of the other party in whatever respect. Each party shall therefore have no power whatsoever to enter into any commitment on behalf of the other party;
each party should refrain from any act from which third parties might infer such power.

Article 11. Trademarks and Use.

11.1	Use of Trademark. WRE may and shall use in the Territory and in connection with the ERGOS(r) System those WRI trade names, trademarks and logos used by WRI (including the "ERGOS" trademark ). WRE not imply that it is WRI or is a part of WRI nor use any WRI trade name or trademark as part of WRE's business name. WRE acknowledges and agrees that "ERGOS(r) " is proprietary to WRI and embodies valuable trademarks, copyrights and trade secrets of WRI. WRE warrants that its standard Terms of Sale and sublicense shall prohibit endusers and sublicensees from using WRI's names and trademarks expect as allowed pursuant hereto.

11.2	Protection from Copying.  In addition to any other obligations it has hereunder, WRE shall use all due care to protect the ERGOS(r) System and the components thereof from unauthorized copying, dissemination, disclosure or decompilation or other unauthorized use. The title and full ownership rights to the name ERGOS(r) and any other trade name or trademark of WRI used by WRE shall remain with WRI.

11.3	Card-Index System.  WRE shall be obliged to keep a card-index system with the names and addresses of all relations, buyers and intending buyers of the products of WRI within the Territory of WRE. WRI shall be obliged to forward and make available to WRE updates regarding the ERGOS(r) System, such as but not limited to manuals and training modifications.

11.4	Information to WRI.  WRE shall be obliged to supply WRI forthwith and completely with any information desired by the latter relative to the dealership and to promote in general the interests of WRI in accordance with the instructions of WRI on the understanding that the goodwill shall be part of the business of WRE at all times, the latter therefore not being obliged to allow WRI to inspect the card-index system referred to in clause 11.3 during the first three (3) years of the term of this Agreement; provided that (i) immediately following any buyout of this Agreement pursuant to Section 1.10 and (ii) during the period after July 31, 2000, WRE shall allow WRI at reasonable times and upon reasonable notice to inspect and copy all of such card-index system.


Article 12.  WRI Representations.

12.1 Representations and Warranties as of the Effective Date. WRI represents and warrants to WRE that as of the Effective Date:

a. The ERGOS(r) System does not infringe upon or violate any United States or European copyright, trade secret or other intellectual property right;

b. It has the full right, power and authority to grant the rights to the ERGOS(r) System granted hereunder and to enter into and perform its obligations under this Agreement;

c. Except as disclosed to WRE, (A) WRI owns, licenses or otherwise has the rights to the software modules which in the aggregate comprise the ERGOS(r) System Software, (B) the intellectual property comprising a portion of the ERGOS(r) System is free and clear of all liens, charges, and encumbrances, and (C) no party or entity has any claim of ownership to the portions of the ERGOS(r) System Software embodying the ERGOS(r) expression of WRI's Physical Capacities Evaluation model;

d. WRI has not granted to any third party any license or rights to the ERGOS(r) System or any component thereof directly in respect of any country comprising a portion of the Territory; and

e. To WRI's actual knowledge, there is no pending litigation or claim by a third party pursuant to which such third party claims that the ERGOS(r) System infringes any intellectual property right of such third party or that such party is being deprived of a lawful right to manufacture, distribute, license, sell or lease the ERGOS(r) System.

WRI makes no claim of ownership or other representation with respect to generic modules utilized for access to DOS(r) operating systems and ERGOS(r) System Hardware.

12.2	Other Representations.  WRI further represents and warrants to keep WRE informed as to any problems encountered with the ERGOS(r) System and its components and any proposed resolutions for those problems, and to communicate promptly to WRE any and all modifications, design changes or improvements of the ERGOS(r) System and its components suggested by any customer, employee or agent. WRI further agrees to cooperate with WRE to determine who owns any such suggested modifications, design changes or improvements of the ERGOS(r) System and its components.

Article 13.  Indemnification and waiver.

13.1 Indemnification. Each party shall indemnify and hold the other harmless from all costs, damages, liabilities and reasonable attorneys' fees resulting from third-party claims in contract, tort or otherwise relating to or arising from the other party's breach of its representations, warranties or covenants contained herein.

13.2 Waiver. Any failure on the part of any party hereunder to comply with any of their obligations, agreements or conditions hereunder may be waived in writing by the other party to whom such compliance is owed; however, such waiver does not operate to effectuate a waiver on any other occasion.

Article 14.  Obligations Upon Termination of Agreement.

14.1	Existing and In Process Orders.  After termination of this Agreement,
WRE shall remain empowered to complete all orders pending at the date of termination and shall have sixty (60) days to conclude any order which is in the course of negotiation. WRI shall be obliged to cooperate in making such deliveries.

14.2	Service Agreements.  At termination, WRI shall have the right (but not the obligation) to assume all outstanding service and warranty agreements of WRE; provided that if WRI does not assume such obligations WRE may perform all the maintenance and repairs regarding the ERGOS(r) Systems in the Territory and WRI shall cooperate in enabling WRE to do so. If WRI takes over WRE's maintenance and repair obligations, (i) WRE shall provide WRI all information necessary for WRI to perform such obligations and (ii) WRI shall indemnify WRE for all and any claims arising out of the same which claims
arise from events occurring after the termination date.   WRE hereby
indemnifies WRI for all events arising in connection with such maintenance and repair relationships prior to the termination date.

14.3	Cease Sales. Except as provided in clause 14.1, immediately following termination, WRE immediately cease marketing the ERGOS(r) System, selling the ERGOS(r) System Hardware and using, distributing and sublicensing the ERGOS(r) System Software.

14.4	Return of Materials.  Immediately following termination, WRE must at its own cost and expense, return to WRI the original and all copies of the ERGOS(r) System Software and any software Upgrades, the Documentation, promotional materials and such other materials delivered free of charge after the Effective Date. WRE hereby authorizes WRI to have such objects removed at WRE's expense, regardless of where such objects are to be found.

14.5	Removal of Names.  Immediately after termination of this Agreement, WRE shall remove all names and inscriptions indicating a relationship with WRI no matter how affixed, and to stop every publicity in regard to the products of WRI.

14.6	No Deemed Renewal.  Acts performed by parties after termination of this
Agreement shall not be interpreted as a renewal of the dealership or this Agreement.

14.7	No Other Termination Payments.  WRE acknowledges and agrees that
WRI shall not be obligated to pay any payment or fee in connection with any termination of this Agreement by WRI other than as required in Section 1.10(a).



Article 15.  Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by pre-paid, first class, registered or certified mail return receipt requested or by international courier as follows: to WRI at 2341 S. Friebus, Suite 14, Tucson, Arizona 85713, and to WRE at 139 Pastoriestraat, 5612 EK Eindhoven, the Netherlands. Either party may change their notice address by written notice to the other party as provided in this article.

Article 16.  Complaints.

Complaints regarding errors in invoicing or the forwarding of products are to be notified to WRI by WRE within five (5) days after receipt of the invoice.

Article 17.  Reports.

WRE shall be obliged to keep books and records properly.

Article 18.  Choice of jurisdiction and choice of law.

18.1	Jurisdiction.  Any disputes between parties emanating from this contract or being connected therewith, direct or indirect, shall be judged by the competent judge in the Netherlands.

18.2	Choice of Law.  Only the Netherlands law shall be applicable to this
Agreement. The Purchase and Sales Agreement will be governed by and based on the basis of Arizona law.

Article 19.   Amendments

This Agreement may solely be amended in writing and only after the mutual agreement of the parties affected thereby.

Article 20. Survival of Representations and Warranties; Pre-Existing ERGOS(r) Systems.

20.1 Representations and Warranties. The representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this agreement during the term hereof, except for the indemnification obligations which shall survive for a period of three (3) years following termination or expiration of the Agreement.

20.2	Pre-Existing ERGOS(r) Systems. Notwithstanding anything to the contrary in this Agreement, the terms hereof in no way affect, limit or add to the parties rights and obligations in connection with the Pre-Existing ERGOS Systems. For [purposes of this Agreement, "Pre-Existing ERGOS(r) Systems
"means those ERGOS(r) Systems and the components thereof that are located in the Territory on the Effective Date.

Article 21. Proprietary Rights; Confidentiality.

21.1	Protected Works.  WRE acknowledges that (i) the ERGOS(r) System Software including its associated report formats, screen displays and menu features constitute copyrighted works protected by federal and international copyright laws, including without limitation the Copyright Act and (ii) the ERGOS(r) System Software and the Documentation contain proprietary legends and restrictive notices to such effect. WRE shall not take any action or permit any of its personnel or agents to take any action that would infringe upon WRI's proprietary rights, including copying the ERGOS(r) System Software or the Documentation (except as expressly authorized herein) or removing or modifying any such proprietary legends or restrictive notices contained or included in the ERGOS(r) System or the Documentation.

21.2	No Transfer.  No title to or ownership of the ERGOS(r) System Software or Documentation or rights in patents, copyrights, trade secrets or other intellectual properties in the ERGOS(r) System or Documentation or in any trade or service mark, trade name, logo or other proprietary right of WRI is transferred to WRE by virtue of this Agreement. All copies of the ERGOS(r) System Software and Documentation WRI provides are and shall remain WRI's property and are subject to the terms and conditions of this Agreement.

21.3	Confidential Treatment.  WRE acknowledges that (i) the ERGOS(r) System
Software (a) contains valuable trade secrets, and (b) is made available only in object code format and only on the condition that it will not be transformed into any other form, reverse compiled, reverse assembled, used or distributed by WRE other than as provided herein, and (ii) the ERGOS(r) System Hardware contains valuable trade secrets and is made available only on the condition that WRE will not disassemble or otherwise re-engineer such hardware and equipment and shall not manufacture, assemble or otherwise create hardware or equipment which may be used for any purpose for which the ERGOS(r) System Hardware may be used. WRE shall (x) treat as strictly confidential the trade secrets in the ERGOS(r) System, the components thereof (including without limitation the ERGOS(r) System Software and the Documentation and all information relating thereto and all fees, discounts and other terms of this Agreement), and (y) with respect to WRE's employees, consultants, agents and other third parties, satisfy its obligations under this Section 21.3 to the same extent WRE protects its own confidential and proprietary information, but in no event using less than proper care and reasonable safeguards.

21.4 Cooperation Regarding Research. WRI pledges to fully cooperate with WRE in connection with educational, governmental and insurance industry studies and investigations to establish the reliability and predictability of the ERGOS(r) System; provided that all educational, governmental and industrial entities allowed to do research must agree to keep WRI's proprietary information strictly confidential.

Article 22.	Warranty Disclaimer.

The warranties set forth in clause 8.1 are the only warranties made by WRI. WRI makes no other warranties, express or implied.


Article 23. No Consequential Damages.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF THAT PARTY WHETHER OR NOT SUCH PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT FOR CONSEQUENTIAL DAMAGES WHICH A PARTY BECOMES OBLIGATED TO PAY TO A THIRD PARTY PURCHASER OR THE SUBJECT OF AN ERGOS(r) EVALUATION WHICH DAMAGES RESULT DIRECTLY FROM THE ACTIONS OR INACTIONS OF THE OTHER PARTY.

Article 24.  Miscellaneous.

24.1	Additional Representations of WRE.  WRE hereby represents, warrants and agrees:

	a. To keep WRI informed as to any problems encountered with the ERGOS(r) System and its components and any proposed resolutions for those problems, and to communicate promptly to WRI any and all modifications, design changes or improvements of the ERGOS(r) System and its components suggested by any customer, employee or agent. WRE further agrees to cooperate with WRI to determine who owns any such suggested modifications, design changes or improvements of the ERGOS(r) System and its components.

	b. That, to the best of its knowledge after due inquiry, neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement, is restricted by, contrary to, in conflict with, ineffective under, requires registration or approval under, or affects
WRI's proprietary rights (or the duration thereof) under, or will require any termination payment or compulsory licensing under, any law or regulation of any organization, country, group of countries or political or governmental entity located within the Territory.

	c.  To comply with the U.S. Foreign Corrupt Practices Act (regarding, among other things, payments to government officials) and all export laws and restrictions and regulations of the Department of Commerce or other United
States or Foreign agency or authority, and not to export, directly or indirectly, or allow the export or reexport of the ERGOS(r) System or component thereof without first complying with such laws.

	d. Not to use (i) any unauthorized promotional materials, (ii) any materials which do not comply with all applicable law, or (iii) any materials which may injure, impair or diminish the value of the "ERGOS(r)" trademark or any other
WRI trademark, trade name or reputation without WRI's prior written consent, advertise, promote or take other action or use any medium of advertising or promotion with respect to the ERGOS(r) System or any other product which may be sold or licensed in connection therewith.

24.2	Attorneys' Fees.  If any party commences an action or arbitration against another party to enforce or interpret any of the terms hereof, the losing or defaulting party shall pay to the prevailing party as determined by the court or arbitration panel all costs and expenses, including reasonable attorneys' fees, incurred in connection with the prosecution or defense of such action or arbitration.

24.3	Force Majeure.  If either party is prevented from performing any obligation under this Agreement by reason of fire, explosion, casualty, accident, flood, hurricane, war, civil commotion, labor dispute, acts of God, law, order or decree of any governmental entity, then such party shall be excused from performance under this Agreement to the extent and for the duration of such prevention, provided it notifies the other party in writing of such prevention. Except as expressly set forth in this Section 24.3, nothing in this Section 24.3 shall relieve either party of its rights or obligations under the other terms and conditions of this Agreement.

24.4	Release.  WRI hereby abandons and releases all claims it has against
WRE for events occurring prior to the Effective Date and WRE hereby abandons and releases all claims it has against WRI for events occurring prior to the Effective Date.

Agreed upon and drawn up in two copies and signed on July 18, 1997 at the respective offices of the parties as indicated above.

WORK RECOVERY EUROPA BV, 		                         	WORK RECOVERY, INC.
a Dutch corporation						                            a Delaware corporation


By:  ____________________				                       By:  _________________
     Rinus Persons, Director					                        Dorcas Hardy
                                                         Chief Executive Officer

By:  ____________________
     Koos Loose, Director